ACQUISITION AGREEMENT


THIS ACQUISITION AGREEMENT, made this 15th day of September, 2000, by and among HEALTHCOMP EVALUATION SERVICES CORPORATION, a Nevada corporation ("Purchaser"), U.S. HEALTHWORKS, INC., a Delaware corporation ("Shareholder") and U.S. HEALTHWORKS HOLDING COMPANY,
INC., a Delaware corporation and wholly owned subsidiary of Shareholder ("Seller");


W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into this Acquisition Agreement pursuant to which Purchaser will purchase from Seller the Assets of the Preventive Services Division of Seller ("PSD") and all of PSD's business operations relating to the Business, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, agreements, representations, warranties and covenants hereinafter set forth, and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby specifically agreed to and acknowledged, the parties hereto agree as follows:

I.  DEFINITIONS.

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

I.1 "Accounts Receivable Billing and Collection Agreement" shall mean that agreement among Purchaser, Seller and Shareholder, substantially in the form of Exhibit 2.10.

I.2   "Agreement" shall mean this Acquisition Agreement.

I.3	"Assets" shall mean all of the assets, properties and rights as used in the Business which are owned by Seller or the Shareholder, as indicated in Section 2.1, and, except as otherwise noted in Section 2.1.3, wherever located and whether or not carried or reflected on the books and records of Seller or Shareholder and whether or not carried in the name of Seller or Shareholder or an affiliate of Seller or Shareholder, in existence as of the Closing.

I.4  "Benefit Plans" shall have the meaning set forth in Section 3.17.

I.5 "Business" shall mean the provision of occupational health programs and services including mobile hearing conservation, mobile respiratory surveillance, and industrial hygiene/safety services through engineering controls, sales of protective devices, environmental monitoring and environmental analysis at customer site and the sale of license of software used in such activity as currently conducted at or from the following locations: 6330 East 75th Street, Indianapolis, Indiana; 1600 Genessee Street, Suite 700, Kansas City, Missouri; 3127 Belmont, Kansas City, Missouri; 605 Eastowne Drive, Chapel Hill, North Carolina; 420 Gallimore Dairy Road, Greenboro, North Carolina; 8310 University Executive Park Drive, Suite 530, Charlotte, North Carolina; and 3655 North Point Parkway, Suite 150, Alpharetta, Georgia.

I.6  "CERCLA" shall have the meaning set forth in Section 3.19.
I.7 "Closing" shall mean the consummation of the transactions provided for in this Agreement.
I.8 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1 hereof.

I.9  "Code" shall mean the Internal Revenue Code of 1986, as amended.

I.10  "Covenants Not To Compete" shall mean the Covenant Not to
Compete between Purchaser and Seller and between Purchaser and Shareholder, both substantially in the form attached as Exhibit 2.11, each of which may be individually referred to as a Covenant Not to Compete.

I.11 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

I.12  "ERISA Plan" shall have the meaning set forth in Section 3.17.1.

I.13  "Hazardous Substance" shall have the meaning set forth in
Section 3.19.

I.14 "Improvements" shall mean, collectively, any and all improvements located on the Leased Real Property and used in connection with the Business.

I.15"Indemnitee" shall have the meaning set forth in Section 9.4.

I.16 "Indemnifying Party" shall have the meaning set forth in Section
9.4.1.1(a).

I.17 "Interim Financial Statement" shall have the meaning set forth in Section 3.5.1.

I.18  "Leased Real Property" shall have the meaning set forth in
Section 3.7.2.3.

I.19  "Licensed Software" shall have the meaning set forth in Section
3.15.2.

I.20 "Minimum Aggregate Liability Amount" shall have the meaning set forth in Section 9.3.

I.21  "1933 Act" shall mean the Securities Act of 1933, as amended.

I.22 "1999 and 2000 Financial Statements" shall have the meaning set forth in Section 3.5.1.

I.23 "Notice to Contest" shall have the meaning set forth in Section
9.4.1.2 (d).

I.24 "Notice to Defend" shall have the meaning set forth in Section
9.4.1.1 (c).

I.25 "Notice of Settlement shall have the meaning set forth in Section
9.4.1.2 (c).

I.26 "Owned Software" shall have the meaning set forth in Section
3.15.2.

I.27 "Permits" shall mean all licenses, registrations, certificates, approvals, and permits issued by governmental authorities and quasi-governmental authorities in regard to the Leased Real Property, the Improvements, or any portion or component of either of them.

I.28 "Promissory Note" shall mean the note of Purchaser to the Seller, substantially in the form attached hereto as Exhibit 2.2.

I.29 "Property" shall have the meaning set forth in Section 3.19.

I.30 "PSD" shall mean Preventive Services Division, an unincorporated division of Seller.

I.31 "SEC" shall mean the Securities and Exchange Commission.

I.32 "SEC Documents" shall have the meaning set forth in Section 5.6.

I.33 "Seller" shall mean U.S. HealthWorks Holding Company, Inc., a Delaware corporation and wholly owned subsidiary of Shareholder.

I.34 "Seller's Software" shall have the meaning set forth in Section
3.15.2.

I.35 "Shareholder" shall mean U.S. HealthWorks, Inc., a Delaware corporation.

I.36 "Third Party Claim" shall have the meaning set forth in Section
9.4.

II. COVENANTS AND UNDERTAKINGS.

II.1 Purchase and Sale of Assets.

II.1.1 Subject to the terms and conditions hereinafter set forth at the Closing Seller shall sell, assign, transfer, convey, and deliver, and the Shareholder shall cause Seller to sell, assign, transfer, convey, and deliver, to Purchaser, and Purchaser shall purchase and assume from Seller for the purchase price specified in Section 2.2 of this Agreement, (i) all items of real and personal property which constitute a part of the Assets, free and clear of all liens, claims, charges, and encumbrances of any nature whatsoever and (ii) all leases, licenses, contracts, and agreements constituting part of the Assets, all of which shall be as of the Closing in full force and effect without any existing defaults (or events or conditions, which with notice or lapse of time, or both, would constitute a default) thereunder.

II.1.2 The Assets purchased hereunder shall be all business, assets, properties, and rights relating to the Business and, except as set forth in Exhibit 2.1.3, shall include, without limitation:

II.1.2.1	all fixed and tangible assets, including office equipment,
other machinery and equipment, computer equipment, furniture and fixtures, mobile units, tractors, trailers and other motor vehicles and all other personal property owned by Seller and related to the Business as of the Closing Date (certain of such personal property being more particularly described in Exhibit 3.7.1.1);

II.1.2.2	all prepaid assets, security deposits and intangible assets, including Owned Software, data bases, and copyrights and patents and applications relating thereto (certain of such intangible assets being more particularly described in Exhibit 3.15.2);

II.1.2.3	all contracts, purchase orders, leases, maintenance
agreements, service agreements, royalty agreements, instruments, licenses, franchises, confidentiality agreements, rights to enforce confidentiality provisions in other agreements (whether or not such agreements are part of the Assets), and other agreements attributable to the Business including Licensed Software (all of such contracts, rights or licenses being more particularly described in Exhibits 3.14 and 3.15.2);

II.1.2.4	all inventories and supplies;

II.1.2.5	the trade and service names "Preventive Services Division",
"Preventive Services" and any abbreviations or variations of such names, and all trademarks, service marks and copyrights, including applications for and licenses concerning any of them (such as are listed on Exhibit 3.15.1);

II.1.2.6	all formulae, trade secrets, customer lists, and all other
rights and documents owned, required for or incident to the performance of the Business and all books and records incident thereto, which, however, shall not include any stock books and corporate minute books of Seller (Purchaser shall have the right, however, to have reasonable access to all of such books of the Seller following the Closing only to the extent such access is necessary to the Purchaser's operation of the Business);

II.1.2.7	such rights as the Seller has to use its present telephone
numbers related to the Business from and after the Closing Date; and

II.1.2.8	rights to insurance proceeds arising from any loss or damage relating to the Assets.

II.1.3	Notwithstanding anything in this Agreement to the contrary,
Purchaser shall not purchase or receive or be under any obligation with respect to (i) cash, accounts receivable or any other assets, equipment or contracts which are set forth in Exhibit 2.1.3; or (ii) any Benefit Plans as defined in Section 3.17 (but Purchaser shall purchase the rights to enforce any confidentiality provisions contained therein).

2.1.4	Right to Use Name.  For sixty (60) days after the closing
date, Purchaser shall be permitted to use the name "U.S. HealthWorks" in the conduct of the Business. For as long as supplies last, Purchaser shall be permitted to use stationary and other office products bearing the name "U.S. HealthWorks." At the expiration of such sixty (60) day period, Purchaser shall cease to use such name (except on remaining supplies of stationery and other office products and except for repainting vehicles) and all signs bearing such name shall be removed. At the expiration of 180 days after the closing date, Purchaser shall have removed such name from all vehicles. Purchaser shall use reasonable commercial efforts to ensure that there is no confusion among the customers and general public regarding the fact that Shareholder and Seller are not associated with the Business.

II.2 Purchase Price.

In consideration of the sale, transfer, conveyance, assignment and delivery of the Business and the Assets, and in reliance upon the representations and warranties made herein by Seller and the Shareholder, Purchaser in payment for the Business and the Assets, shall pay to Seller Three Million Fifty Thousand Dollars ($3,000,000.00) as follows:

(i) Two Million Fifty Thousand Dollars ($2,000,000.00) in cash, by cashier's check or wire transfer of immediately available funds at Closing; and

(ii) One Million Dollars ($1,000,000.00) in the form of a Promissory Note, substantially in the form set forth in Exhibit 2.2, delivered at Closing.

II.3 Compliance with Securities Laws. In connection with the transactions contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the provisions of the 1933 Act and the General Rules and Regulations thereunder and all other applicable federal and state securities laws, and each of them agrees to furnish the other, or its counsel, with such information and to take such actions as may be reasonably requested in respect of such compliance.

II.4 Liabilities of Seller.

II.4.1 Except for Purchaser's assumption at the Closing of the obligations of Seller thereafter to accrue under agreements, contracts, licenses and leases which constitute part of the Assets, Purchaser will not assume or become liable on any other agreement, contract or lease of Seller or Shareholder or for any other indebtedness, obligations or liabilities of Seller or Shareholder whatsoever. Purchaser shall not assume any indebtedness, obligation or liability for any litigation matter arising from the conduct of the Business prior to the Closing, regardless of whether such matter is disclosed in Exhibit 3.12. Purchaser shall not assume any liability for any legal fees or expenses of Seller, Shareholder or any other party incurred for any reason whatsoever, and the Assets shall not be utilized for or reduced by the amount of any such fees or expenses. Purchaser shall not assume any liability for federal, state or local income, sales, use, excise, payroll, employment or other taxes, or for wages, salaries or overtime, vacation pay, holiday pay or other employee benefits, or other employee benefit plans on, arising out of, or attributable to Seller or Shareholder or to the conduct of the Business through the close of business on the day prior to the Closing Date. Seller and Shareholder will pay with funds that are not Assets all stamp, sales, income, realty transfer or other taxes imposed on Seller or Shareholder, and Purchaser will pay all such taxes imposed on it, in respect of any and all transfers pursuant to the terms of this Agreement.

II.4.2	All property and ad valorem taxes, leasehold rentals and other customarily proratable items relating to the Assets payable subsequent to the Closing Date and relating to a period of time both prior to and subsequent to the Closing Date will be prorated as of the close of business on the day before the Closing Date between Purchaser and Seller. If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration shall be based on the previous year's assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse for any overpayment within thirty (30) days after the actual amount becomes known.

II.5	Shareholder Meetings; Covenants and Representations of
Shareholder. Prior to Closing, Seller will submit the sale of the Assets pursuant to this Agreement, and such other agreements, documents and instruments evidencing the transactions contemplated hereby as may be appropriate or necessary, to the Shareholder, recommend its approval and use its best efforts to obtain such approval. Shareholder hereby covenants and agrees that at the meeting of Seller's Shareholder such Shareholder will vote all of the shares of the Seller owned or controlled by Shareholder in favor of the approval of such sale and in favor of the approval of all other agreements, documents and instruments which are contemplated by this Agreement. To the extent permitted by law, the actions contemplated above may be taken by unanimous written consent in lieu of a meeting.

II.6	Conduct of the Business of the Seller Prior to Closing.

II.6.1	Except with the prior consent in writing of Purchaser, Seller and Shareholder covenant and agree that, between the date of this Agreement and the Closing Date, Seller will conduct the Business and operate the Business in the ordinary course and consistent with historical practices, and they will: (a) use their best reasonable efforts to preserve the organization of Seller and the Business intact, to keep available the services of the present officers and employees of Seller employed in connection with the Business, and to preserve the goodwill of customers, suppliers and others having business relations with the Seller or the Business; (b) maintain the Assets in the same working order and condition as such Assets are in as of the date of this Agreement, reasonable wear and tear excepted and not liquidate the Assets to cash except in the ordinary course of business; (c) keep in force at no less than their present limits all existing bonds and policies of insurance insuring the Assets or the Business; (d) (i) not enter into any contract, commitment, arrangement or transaction which is not in the ordinary course of business, or if in the ordinary course of business, which involves any obligation which cannot be performed or terminated within thirty (30) days of the date of this Agreement or which involves future payments or receipts, performance of services, or delivery of goods to or by Seller of an amount or value in the aggregate in excess of Ten Thousand Dollars ($10,000.00), or (ii) suffer, permit or incur any of the transactions or events described in Section 3.11 hereof (except for the payment of any health, disability and life insurance premiums which may become due and distributions required to be made pursuant to the terms currently in effect of any Benefit Plans) to the extent such events or transactions are within the control of the Seller or the Shareholder or in any way affect the Assets or the Business; (e) not make or permit any change in Seller's Articles of Incorporation or Bylaws, or in its authorized, issued or outstanding securities, if such action would adversely affect the ability of Seller to consummate the transactions contemplated hereunder or would cause the necessity of obtaining the consent of any individual or entity not disclosed in
Exhibit 3.10; (f) not grant any stock option or right to purchase any security of Seller, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing, if such action would adversely affect the ability of Seller to consummate the transactions contemplated hereunder or would cause the necessity of obtaining the consent of any individual or entity not disclosed in Exhibit 3.10; nor declare, set aside or pay any dividend or other distribution in respect of such securities out of Assets; (g) not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan if such contribution would be out of Assets or such contribution or distribution would create a liability to or obligation of the Business (except for the payment of any health, disability and life insurance premiums which may become due and distributions required to be made pursuant to the terms of any Benefit Plans); (h) not increase the compensation payable or to become payable by Seller to any officer, employee or agent employed in connection with the Business and not make any bonus payment or arrangement to any of such persons except for such increases in compensation or bonus payments that are made at times and in amounts consistent with historical practices of the Business; and (i) promptly advise Purchaser in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

II.6.2	Except with the prior consent in writing of Purchaser, Seller will not, and the Shareholder will not permit Seller, between the date of this Agreement and the Closing Date, to make any material changes in the Seller's accounting methods or practices.

II.6.3	Except after prior notification to, and with the prior written consent of, Purchaser, Seller will not make, and the Shareholder will not permit the Seller to make, between the date of this Agreement and the Closing Date as relates to the Assets or the Business, any change in its banking or safe deposit arrangements or grant any powers of attorney. A list of all bank accounts, safe deposit boxes (and the contents thereof) and powers of attorney of Seller related to the Business and of all persons authorized to act with respect thereto is attached hereto as Exhibit 2.6.3.

II.7	Examination of Property and Records.  Between the date of this
Agreement and the Closing Date, Seller will allow, and Shareholder will cause Seller to allow, Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of Seller relating to the Business which may be reasonably requested, and shall furnish Purchaser and its officers and representatives during such period with all information concerning the affairs of the Business which may be reasonably requested. Purchaser will conduct any investigation in a manner which will not unreasonably interfere with the business of Seller. In the event the Closing does not occur, Purchaser will as soon as practicable, return all material of or concerning the Business then in its possession and hereby covenants to keep confidential and not use for its own benefit any information concerning the Business' operations or the Business and ascertained from its review; provided, however, that the foregoing shall not apply to any information (a) in the public domain not as a result of the violation of Purchaser's undertakings herein, (b) available to Purchaser on a nonconfidential basis without regard to the disclosure by Seller, Shareholder or their representatives to Purchaser, (c) available to Purchaser from a source other than Seller, Shareholder or their representatives (provided that such source in so acting is not violating any duty or agreement of confidentiality) or (d) required to be disclosed by any law, rule or regulation. The parties hereto acknowledge and agree that certain information, including the names of customers and clients of Seller are already in the possession of Purchaser and such information shall not be deemed to be confidential for the purposes hereof.

II.8 Consents, Waivers and Approvals. Seller and Shareholder agree to use their best reasonable commercial efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval
(i) is required in order to consummate the transactions contemplated by this Agreement, or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which Seller or Shareholder is a party or subject on the Closing Date, and
(a) which would prohibit, or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder. All written waivers, consents and final approvals shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

II.9 Employees and Independent Contractors.

II.9.1 The parties acknowledge and agree that certain employees and independent contractors of Seller have had access to valuable and necessary confidential trade secrets and proprietary information related to the Assets and the Business being transferred hereunder.
In order to achieve the full benefits associated with the Assets and the Business, Seller and Shareholder agree that following the execution of this Agreement and continuing after the Closing, Purchaser shall be allowed to discuss with the employees and independent contractors of Seller who perform services for the Business the possibility of employment or contracting with Purchaser in the business operations to be acquired pursuant to the transactions contemplated herein, and shall be allowed to employ or enter into contracts with such persons on such terms and conditions as might be negotiated among Purchaser and such employee or independent contractor. Purchaser shall offer employment to all the employees of the Business except those listed on Exhibit 2.9.1. Seller and Shareholder covenant not to interfere with any such efforts by Purchaser and to use their best reasonable commercial efforts to assist Purchaser in employing or contracting with such individuals. Nothing in this Agreement shall be construed as conferring any right, as third party beneficiary or otherwise, on any individual or entity not a party to this Agreement as to the matters described in this
Section 2.9.1.

II.9.2 Seller and Shareholder acknowledge that prior to the date of this Agreement, Purchaser has approached certain of the employees or independent contractors of Seller on the same basis as set forth in
Section 2.9.1, and Seller and Shareholder hereby ratify, approve and retroactively consent to the acts of Purchaser with regard to so approaching such employees or independent contractors prior to the date of this Agreement.

II.9.3 As to any such employee or independent contractor who is employed by Purchaser or with whom Purchaser contracts pursuant to this Section 2.9, Seller and Shareholder agree to cause the release of such employee or independent contractor from any contractual provision with Seller, Shareholder or any affiliate of either of them which would impair the utility of such employee's or independent contractor's services to Purchaser or which would impose upon such employee or independent contractor any monetary or other obligation to Seller or Shareholder which otherwise would be occasioned by the termination of such employee's or independent contractor's employment or relationship including, without limitation, any agreements of noncompetition or confidentiality.

II.10 Accounts Receivable. Purchaser, Seller and Shareholder covenant to enter at the Closing into an Accounts Receivable Billing and Collection Agreement substantially in the form attached hereto as
Exhibit 2.10.

II.11 Covenants Not to Compete. Seller and Shareholder covenant to enter at the Closing into a Covenant Not to Compete substantially in the form attached hereto as Exhibit 2.11.

II.12 Transition of Computer and Financial Systems and Personnel. For a period of one hundred twenty (120) days following the closing date, Seller and Shareholder hereby agree to make available on a timely basis to Purchaser any and all of their computer and financial systems related to or used in the Business and their human resources personnel and shall use their best efforts to facilitate the orderly transition of the Business to Purchaser.

II.13 Supplying of Financial Statements. Seller and Shareholder covenant to deliver to Purchaser all regularly prepared unaudited financial statements of Seller that relate to the Assets or the Business prepared after the date of this Agreement through the Closing Date, in the format historically utilized internally, as soon as such financial statements are available.

II.14 Payroll Responsibility. Seller and Shareholder hereby covenant to pay the payroll obligations related to the employees of the Business for the payroll period next ending after the Closing. Purchaser covenants to reimburse Seller and Shareholder an amount equal to the payroll obligations related to the Business incurred between the date following the Closing and the end of such payroll period, at such time as the parties conduct the next reconciliation of accounts receivable collections after the end of such payroll period in accordance with Section 1 of the Accounts Receivable Billing and Collection Agreement.

III. REPRESENTATIONS AND WARRANTIES OF SELLER AND
SHAREHOLDER.

Seller and Shareholder, jointly and severally, represent and warrant to, and for the benefit of, Purchaser as follows:

III.1 Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the full power and authority (corporate and otherwise) to carry on the Business in the state of its incorporation and as it is now being conducted and to own and lease the properties and assets which it now owns or leases that relate to the Business. Seller is now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in all jurisdictions listed in Exhibit 3.1(a) hereto. Purchaser shall have no liability and shall incur no loss, damage, injury, costs or expense from the failure of Seller to be qualified or licensed to do business or to own or lease property in any jurisdiction.

III.2 Authority and Status. Each of Shareholder and Seller has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Seller and Shareholder of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of Seller and Shareholder. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Seller or Shareholder in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Seller and Shareholder, as the case may be, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as Exhibit 3.2 are true, correct and complete copies of the Articles of Incorporation and Bylaws of Seller.

III.3 Capitalization. All of the issued and outstanding shares of Seller are owned by Shareholder, and, except for the requisite affirmative vote of Shareholder of Seller pursuant to Delaware law, the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in Seller or the capital stock of Seller. There are no outstanding options, warrants, calls, commitments, or plans by Seller to issue any additional shares of its capital stock, or to pay any dividends on such shares, or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of Seller, which would give any other person the right to consent or vote on the transaction contemplated herein.

III.4 Absence of Equity Investment.  Except as described in Exhibit
3.4 hereto, neither Shareholder nor Seller, directly or indirectly, owns of record or beneficially any shares or other equity interests in any corporation (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market), partnership, limited partnership, joint venture, trust, limited liability company or other business entity, all or any portion of the business of which is competitive with that of the Business within the terms of the Covenants Not To Compete.

III.5 Liabilities and Obligations of Seller.

III.5.1 Attached hereto as Exhibit 3.5.1 are true, correct and complete copies of Seller's unaudited balance sheets for the Business as of March 31, 1999 and March 31, 2000 and the related statements of income for the years then ended (the "1999 and 2000 Financial Statements"). Also attached hereto to Exhibit 3.5.1 is a true, correct and complete copy of Seller's unaudited balance sheet for the Business as of June 30, 2000, and the related income statement for the period then ended (the "Interim Financial Statements"). The 1999 and 2000 Financial Statements and Interim Financial Statements have been prepared from and are in complete accordance with the books and records of the Business, are true and complete statements of the financial position of the Business as of their respective dates, have been prepared in accordance with generally accepted accounting principles consistently applied, fairly present the financial position and results of operations of the Business as of the respective dates thereof, and disclose all liabilities of the Business, whether absolute, contingent, accrued or otherwise, existing as of the respective dates thereof. The books and records of the Business are sufficient and accurate to the extent (i) to permit Purchaser's independent certified public accountants to conduct an audit of the Business sufficient in scope to permit the issuance of an unqualified opinion on the financial statements of the Business and (ii) to permit Purchaser to comply with any applicable reporting requirements under any applicable federal or state securities laws.

III.5.2	Seller has no liability or obligation related to the Assets or
Business (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, consistently applied, including, without limitation, any liability which might result from an audit of its tax returns by any appropriate authority, except for (i) the liabilities and obligations of Seller which are disclosed and reserved against in the Interim Financial Statements or reflected on Exhibit 3.5.2 hereto, to the extent and in the amounts so disclosed and reserved against, and (ii) liabilities incurred or accrued in the ordinary course of business since the date of the Interim Financial Statements, and which do not, either individually or in the aggregate, have an adverse effect on the Assets or the Business. Except as otherwise disclosed herein, there is no basis for any assertion against the Assets or the Business as of the Interim Financial Statements of any liability of any nature or in any amount not fully accrued and appearing on the balance sheet as of that date.

III.5.3	Except as disclosed in the Interim Financial Statements or
Exhibit 3.5.2, Seller is not in default with respect to any liabilities or obligations which are related to the Assets or Business, and all such liabilities or obligations shown and reflected in the Interim Financial Statements or Exhibit 3.5.2, and such liabilities incurred or accrued subsequent to the Interim Financial Statements, have been, or are being, paid or discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business, except as indicated in Exhibit 3.5.2.

III.6 Taxes. There is not, and there will not be, any liability for federal, state or local income, sales, use, excise, payroll, employment or other taxes arising out of, or attributable to, or affecting the Assets or the conduct of the Business through the close of business on the Closing Date, or attributable to the conduct of the operations of Seller at any time for which Purchaser will have any liability for payment or otherwise. After the Closing, there will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes (except for sales taxes and realty transfer taxes, if any, incident to the consummation of the transactions contemplated herein) which may be asserted by any taxing authority against the Assets or the operations of the Business, and no lien or other encumbrance for taxes will attach to the Assets or the operations of the Business.

III.7 Ownership of Assets and Leases.

III.7.1 Other than with respect to the Leased Real Property and
Improvements:

III.7.1.1 Exhibit 3.7.1.1 attached hereto contains a list of all fixed assets owned by Seller used in connection with the Business with a book value in excess of $500.00, including, but not limited to, all machinery and equipment, office furniture and equipment and all vehicles owned by Seller, and depreciation schedules of the assets shown thereon.

III.7.1.2 Seller has good and marketable title to all of the assets shown on Exhibit 3.7.1.1 subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, charge or adverse claim whatsoever, except as specifically shown on Exhibit 3.8.

III.7.1.3 Except as shown on Exhibit 3.7.1.3, none of the properties or assets used by Seller in connection with the Business are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement. Exhibit 3.7.1.3 includes a list of all leases of all machinery and equipment used in connection with the Business of which Seller is a lessee, including respective expiration dates and monthly rentals and identifies which of such leases are treated on Seller's financial books and records as capital leases and which are treated as operating leases. With respect to the leases identified as capital leases, Exhibit 3.7.1.3 contains depreciation schedules for both financial and income tax reporting purposes.



III.7.1.4 Each of the leases and agreements described in Exhibit
3.7.1.3 is in full force and effect and constitutes a legal, valid and binding obligation of Seller and the other respective parties thereto and is enforceable in accordance with its terms, and there is not under any of such leases or agreements existing any default of Seller or of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default).
Neither Seller nor any Shareholder has received any payment from a lessor in connection with or as inducement for entering into any such lease except as set forth on Exhibit 3.7.1.3.

III.7.1.5 None of the property of Seller shown on Exhibits 3.7.1.1 or
3.7.1.3 is leased by Seller to any other person or entity.

III.7.1.6 There are no items of machinery and equipment or vehicles employed or used by Seller in connection with the Business with a book value in excess of $500.00 which are not described in Exhibits 3.7.1.1 or 3.7.1.3. Seller either owns or leases all assets which are necessary to conduct the Business as conducted prior to Closing. All machinery and equipment owned or leased by Seller in connection with the Business are usable and operable in its business and are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear.

III.7.1.7 Except as set forth on Exhibit 3.7.1.7, all inventories used in the Business that are owned by Seller consist only of items of a quality and quantity readily usable or readily salable, at prices equal to the values at which such items are reflected in Seller's books, in the normal course of its business and are valued so as to reflect the normal valuation policy of Seller, all in accordance with generally accepted accounting principles, applied on a basis consistent with prior years, but not in excess of the lower of cost or net realizable market value.

III.7.1.8 Except pursuant to this Agreement, Seller is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations which are owned by Seller and used in connection with the Business.

III.7.2	With respect to the Leased Real Property, Improvements and
other real estate:

III.7.2.1 Seller does not and has not ever owned any real estate related to the Business.

III.7.2.2 Seller owns fee simple title to the Improvements, subject only to the underlying leases set forth in Exhibit 3.7.2.3.

III.7.2.3 The parcels of property described in Exhibit 3.7.2.3 as the Leased Real Property are the only real estate leased by Seller used in connection with the Business. Exhibit 3.7.2.3 includes a list of all leases of real estate used in connection with the Business of which Seller is a lessee, including respective expiration dates and monthly rentals. Each of the leases described in Exhibit 3.7.2.3 is in full force and effect and constitutes a legal, valid and binding obligation of Seller and the other respective parties thereto and is enforceable in accordance with its terms, and there is not under any of such leases existing any default of Seller or of any other party thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). Neither Seller nor any Shareholder has received any payment from a lessor in connection with or as inducement for entry into any such lease except as set forth on Exhibit 3.7.2.3.

III.7.2.4 None of the property shown on Exhibit 3.7.2.3 is leased by Seller to any other person or entity.

III.7.2.5 There is no real estate used by Seller in connection with the Business which is not described in Exhibits 3.7.2.3. Seller leases all real estate which is necessary to conduct the Business as conducted prior to Closing.

III.7.2.6 No taxes, assessments, water charges or sewer charges relating to the Leased Real Property or the Improvements are delinquent and there are no special taxes, assessments or charges pending or threatened against the Leased Real Property or the Improvements.

III.7.2.7 All water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or by the normal use and operation of the Leased Real Property and the Improvements currently service the Leased Real Property and the Improvements in such capacities as are required by law or by the normal use and operation of the Leased Real Property and the Improvements.

III.7.2.8 The Leased Real Property and the Improvements are usable and operable in the Business and the Improvements are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear.

III.7.2.9 Seller has obtained and maintained in full force and effect to the date hereof all Permits required for the normal use and operation of the Leased Real Property and the Improvements as currently operated. A complete and correct list of all such Permits is set forth on Exhibit 3.7.2.9. Seller has delivered to Purchaser complete and accurate photocopies of all Permits. Seller has complied in all respects with all such Permits and has not received any notice that any such Permits will not be renewed upon expiration or of any conditions which will be imposed in order to receive any such renewal. Except as described on Exhibit 3.7.2.9, all of the Permits will remain in full force and effect, and will inure to the benefit of Purchaser, after the consummation of the transactions contemplated by this Agreement.

III.7.2.10 The Leased Real Property is being operated and maintained in full compliance with all building code, zoning and other applicable local, state and federal ordinances, regulations and requirements which affect the use and operation thereof, with all contracts related thereto and with all Permits. Seller has not received any notice of violation of law or municipal ordinance, order or requirement having jurisdiction over or affecting the Leased Real Property.

III.7.2.11 The zoning classification of the various tracts comprising the Leased Real Property permits the use of all or any part of the Leased Real Property for the purposes and in the manner in which the Leased Real Property is currently used. Seller has not received notice of any pending or contemplated changes in the status of the zoning for the Leased Real Property. None of Seller, nor any predecessor in title to the Leased Real Property, has any agreement currently in effect with any county or township in which a tract is located, or any other entity, public or private, which would be binding and would prevent the use of the Leased Real Property for any of the uses allowed by the current zoning of the Leased Real Property.

III.7.2.12 The Leased Real Property abuts a public right-of-way and the rights of ingress and egress to and from the Leased Real Property and adjoining public ways are not restricted or limited in any manner.

III.7.2.13 There are no pending or threatened or contemplated eminent domain proceedings affecting the Leased Real Property or any part thereof.

III.8 Indebtedness of Seller. Attached hereto as Exhibit 3.8 is a list of all instruments, agreements or arrangements related to the Assets or the Business pursuant to which Seller has borrowed any money, incurred any indebtedness, established any line of credit, pledged any Assets, or made any guarantees secured by Assets, any of which represents a liability of Seller relating to the Business on the date hereof. Seller has performed all the obligations required to be performed by it to the date hereof pursuant to the obligations listed on Exhibit 3.8 and Seller is not in default under any mortgage, indenture, note or other obligation for, or relating to, borrowed money to which Seller is a party, or to which any property or assets belonging to, or used by, Seller in the operation of the Business is subject, and there has not occurred any event which, but for the passage of time or giving of notice, or both, would constitute a default. Seller represents and warrants that there are no amounts in dispute with regard to any accounts payable related to the Business.

III.9 [Intentionally left blank]

III.10	Agreement Does Not Violate Other Instruments.  Except as
listed in Exhibit 3.10, the execution and delivery of this Agreement by Seller or Shareholder do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of Seller or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Seller or any of Shareholder is a party or is bound or by which the Assets or the Business are affected. Except as listed or described on Exhibit 3.10 attached hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Seller, Shareholder, any of the Assets or the Business, in connection with the execution and delivery by Seller or Shareholder of this Agreement or any of the agreements, certificates or other documents delivered or to be delivered on or after the date hereof and at or prior to the Closing in connection with the transactions contemplated hereby.

III.11 Absence of Changes. Since the date of the Interim Financial Statements, Seller has not, except as disclosed on Exhibit 3.11 attached hereto:

III.11.1 Transferred, assigned, conveyed or liquidated any of the Assets or Business or entered into any transaction or incurred any liability or obligation which affect the Assets or Business, other than in the ordinary course of its business;

III.11.2 Suffered any change in its business, operations, or financial condition which may have an adverse effect on the Assets or the Business, and neither Seller nor Shareholder has become aware of any event which may result in any such adverse change;

III.11.3 Suffered any destruction, damage or loss, relating to the Assets or the Business whether or not covered by insurance;

III.11.4 Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of the Assets or the Business, except for any current year lien with respect to personal or Leased Real Property taxes not yet due and payable;

III.11.5 Committed, suffered, permitted or incurred any default in any liability or obligation which, in the aggregate, have had or will have an adverse effect upon the Assets or the Business;

III.11.6 Made or agreed to any change in the terms of any contract or instrument to which it is a party which may have an adverse effect on the Assets or the Business;

III.11.7 Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right relating to the Assets or the Business which it has against others;

III.11.8 Declared, promised or made any distribution from the Assets or other payment from the Assets to Shareholder (other than reasonable compensation for services actually rendered) or issued any additional shares or rights, options or calls with respect to the capital stock of Seller, or redeemed, purchased or otherwise acquired any of the capital stock of Seller, or made any change whatsoever in Seller's capital structure (if such action would affect the ability of Seller to consummate the transactions contemplated in this Agreement or would cause the necessity of obtaining the consent of any individual or entity not disclosed in Exhibit 3.10);

III.11.9 Paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, Seller's officers, agents or employees (unless made at times and in amounts consistent with the historical practices of the Business), or made any increase in the pension, retirement or other benefits of Seller's directors, officers, agents, field representatives or other employees of the Business;

III.11.10 Committed, suffered, permitted or incurred any transaction or event which would increase Seller's tax liability for any prior taxable year;

III.11.11 Incurred any other liability or obligation or entered into any transaction other than in the ordinary course of the Business;

III.11.12 Paid, agreed to pay or incurred any obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business and except for payments as they become due pursuant to governing agreements disclosed on Exhibit 3.8; or



III.11.13 Delayed or postponed the payment of any liabilities, whether current or long term, or failed to pay in the ordinary course of business any liability on a timely basis consistent with prior practice.

III.12 Litigation. Except as otherwise set forth in Exhibit 3.12 hereto, there is no suit, action, proceeding, claim or investigation pending or threatened against, or affecting, the Assets or the Business, and there exists no basis or grounds for any such suit, action, proceedings, claim or investigation. None of the items described in Exhibit 3.12, singly or in the aggregate, if pursued and/or resulting in a judgment would have an adverse effect on the Assets, the business, goodwill or financial condition of the Business, or the right of Seller or Shareholder to consummate the transactions contemplated hereby.

III.13 Licenses and Permits; Compliance With Law. Seller holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of the Business and the use of the Assets. All such licenses, certificates, permits, franchises and rights are listed on
Exhibit 3.13. Except as noted in Exhibit 3.13, Seller is presently conducting the Business so as to comply in all respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, Seller neither is presently charged with nor is under governmental investigation with respect to any actual or alleged violation of any statute, ordinance, rule or regulation, nor is presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over the Assets or the Business. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the termination of any such license, certificate, permit, franchise or right held by Seller which is to be assigned pursuant to this Agreement, and all such assigned licenses, certificates, permits, franchises and rights will inure to the benefit of Purchaser after the transactions contemplated by this Agreement. The representations and warranties shall not expand or limit the representations and warranties made in Section 3.1 hereof.

III.14 Contracts, Etc.

III.14.1 Exhibit 3.14 hereto consists of a true and complete list of all contracts, agreements and other instruments relating to the Business that involve liabilities or obligations in excess of $10,000 or cannot be terminated without interest or penalty upon 30 days prior notice, except for those contracts, insurance policies and Benefit Plans listed in Exhibits 3.7.1.3, 3.8, 3.9, 3.13, 3.15.1, 3.15.2,
3.17, and 3.20, respectively. Contemporaneously with the delivery of the Exhibits to this Agreement, Seller and Shareholder have delivered a true and complete copy of each such contract, agreement or instrument, certified as such by a duly authorized officer of Seller and Shareholder, including those listed in Exhibits 3.7.1.3, 3.8, 3.9, 3.13, 3.14, 3.15.1, 3.15.2, 3.17, and 3.20.

III.14.2 All of the contracts, agreements, policies of insurance or instruments described in Exhibits 3.7.1.3, 3.8, 3.9, 3.13, 3.14, 3.15.1, 3.15.2, 3.17, and 3.20 hereto are valid and binding upon Seller and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and none of Seller or any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof, and there are no existing facts or circumstances which would prevent the work in process of Seller or their contracts and agreements from maturing in due course into fully collectible accounts receivable. Except for items specifically described in Exhibit 3.14, neither Seller nor Shareholder has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by Seller consistent with amounts historically charged for such services.

III.15 Intellectual Property; Computer Software.

III.15.1 Intellectual Property.

III.15.1.1 Exhibit 3.15.1 hereto sets forth a complete and correct list and summary description of all trademarks, tradenames, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the Business, together with a complete list of all licenses granted by or to Seller with respect to any of the above. Except as disclosed on Exhibit 3.15.1, all such trademarks, tradenames, service marks, service names, brand names, copyrights and patents are owned by Seller, free and clear of all liens, claims and encumbrances of any nature whatsoever. Neither Seller nor Shareholder is currently in receipt of any notice of any violation of, and Seller is not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

III.15.1.2 Attached hereto as Exhibit 3.15.1 are copies of the Certificates of Registration issued by the United States Patent and Trademark Office for the trademarks listed on Exhibit 3.15.1. The trademark registrations specified in Section 3.15.1.3 below for the trademarks listed on Exhibit 3.15.1 are owned exclusively by Seller, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever and Seller has the right to use the trade dress currently used in connection therewith. Neither Seller Shareholder is currently in receipt of any notice of any violation of, and Seller is not infringing on, the rights of any other party in any trademark, trade name, or service mark used in connection with the Business.

III.15.1.3 Seller is the owner of Federal Registrations in the U.S. Patent and Trademark Office as set forth on Exhibit 3.15.1 for use in connection with the Business, and such registrations are in full force and effect.

III.15.1.4 Seller has the right to use and transfer the trade dress currently used in connection with the packaging and promotion of its products under these marks;

III.15.1.5 Seller has not granted any license, permits on or other authorization to any other person or entity to use said marks or tradenames, or has made any conveyance of any such rights.

III.15.1.6 There have been, and are, no past or present disputes, demands, or litigation challenging or casting doubt on the ownership by Seller or any predecessor of any of the said marks or challenging the validity of any of the marks or the registration thereof.

III.15.1.7 There are no prior settlements, agreements, or administrative or judicial decisions affecting ownership or validity of the assigned marks or limiting the right of Seller or any predecessor owner to use or register the marks or to grant this assignment.

III.15.1.8 There are no other agreements, contracts or licenses granting, limiting, encumbering or otherwise directly or indirectly affecting ownership or use or right to use or assign the marks by Seller.

III.15.1.9 There are no current infringements of the said marks by any third party.

3.15.1.10 The foregoing shall in no way be construed to provide that the rights of the Purchaser to acquire any patent, trademark, tradename, service mark, service name, brand name, copyright or patent shall include any rights to use the name "U.S. HealthWorks" or any derivative thereof or any trademarks associated therewith.

III.15.2	Except as otherwise disclosed on Exhibit 3.15.2, Seller has
sole, full and clear title to that computer software described as "Owned Software" on Exhibit 3.15.2 hereto (the "Owned Software"), free of all claims, including claims or rights of employees, agents, consultants or other parties involved in the development or creation of such computer software. Except as set forth on Exhibit 3.15.2 hereto, Seller has the right and license to use that software described as "Licensed Software" on Exhibit 3.15.2 free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in Exhibit 3.15.2. Exhibit 3.15.2 sets forth a list of all license fees, rents, royalties or other charges that Seller is required or obligated to pay with respect to Licensed Software. Seller is in full compliance with all provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on Exhibit 3.15.2, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software and none of the Owned Software is dependent on any Licensed Software in order to freely operate in the manner in which it is intended. The
Owned Software and Licensed Software constitute all software used in the Business (the "Seller's Software"). Seller is not infringing any intellectual property rights of any other person or entity with respect to Seller's Software, and no other person or entity is infringing any intellectual property rights of Seller with respect to Seller's Software which Seller leases or licenses to it.

III.16 Labor Matters. Exhibit 3.16 sets forth a list of all employees and independent contractors of Seller who perform services related to the Business, their date of hire, current salaries or rates, bonuses due and Seller's salary increase guidelines. Except as set forth on
Exhibit 3.16, within the last three (3) years Seller has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or threatened to be called against it; and, except as set forth on Exhibit 3.16, neither Seller nor Shareholder has violated any federal, state, or other governmental statutes, regulations, or ordinances relating to employment and labor matters with regard to the Business, including, without limitation, the provisions of Title VII of the Civil Rights Act of 1964 (race, color, religion, sex, and national origin discrimination), 42 U.S.C. section 1981 (discrimination), 42 U.S.C. sections 621-634 (the Age Discrimination in Employment Act), 29 U.S.C. section 206 (equal pay), Executive Order 11246 (race, color, religion, sex, and national origin discrimination), Executive Order 11141 (age discrimination), section 503 of the Rehabilitation Act of 1973 (handicap discrimination), 42 U.S.C. sections 12101-12213 (Americans with Disabilities Act), 29 U.S.C. sections 2001-2654 (Family and Medical Leave Act), 29 U.S.C. sections 651-678 (occupational safety and health) and requirements relating to the documentation of the nationality of employees. There has not been, and there will not be, as the result of any action by Seller or Shareholder, any adverse change in relations with employees and independent contractors of Seller as a result of the transactions contemplated by this Agreement. The staffing and employment levels of Seller are now, and will be at Closing, sufficient to run the Business at levels of production, sales, marketing and administration consistent with the levels of production, sales, marketing and administration for the prior fiscal year.

III.17 Benefit Plans.

III.17.1   With regard to current or former employees of the Business,
Exhibit 3.17 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") and any multiemployer plan within the meaning of Section 3(37) of ERISA, currently or previously adopted, maintained, sponsored in whole or in part or contributed to by Seller or any current or former member of a commonly controlled group of trades or businesses (as defined in Section 4001(b)(1) of ERISA) including Seller for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Seller and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Seller are eligible to participate or under or in connection with which Seller has any contingent or noncontingent liability of any kind whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

III.17.2 Exhibit 3.17 also lists all trust agreements or other funding arrangements, including insurance contracts, and all amendments thereto applicable to the Benefit Plans. Contemporaneously with the delivery of the Exhibits to this Agreement, Seller and Shareholder have delivered a true and complete copy of each such Benefit Plan, agreements and/or summary descriptions described in Sections 3.17.1 or 3.17.2 hereof.

III.17.3 All the Benefit Plans and the related trusts subject to ERISA comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and neither of Seller nor any of Shareholder has received any notice from any governmental agency or instrumentality questioning or challenging such compliance.

III.17.4 There has been no (a) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or
Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which Seller (or any member of a controlled group of trades or businesses as defined in Section 4001(b) which has, since January 1, 1975, included Seller) maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of Seller or any subsidiaries now or formerly in existence. With respect to any termination or withdrawal from any such ERISA Plan, Seller has no direct or indirect liability to said ERISA Plan or any beneficiary thereof.

III.17.5 For any ERISA Plan which is an employee pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Benefit Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Benefit Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any Benefit Plan.

III.17.6 As of the date of the Interim Financial Statements, Seller had no current or future liability under any Benefit Plan that was not reflected in the Interim Financial Statements.

III.17.7 All Benefit Plans subject to section 4980B of the Code, as amended from time to time, or Part 6 of Title I of ERISA or both have been maintained in compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

III.17.8 The Assets and the Business will not be subject to any liability for contributions under the Benefit Plans after the Closing.

III.18 Customers and Brokers. Exhibit 3.18 attached hereto consists of a true and correct list of all brokers utilized by, and all of the customers served by, the Business within the preceding twelve (12) months setting forth as to each customer and broker its name, address, telephone number and principal person of contact, and total payments by dollar amounts by each such customer and broker within the preceding twelve months. Neither Seller nor Shareholder has received any notice, or has any knowledge that any such customer or broker of the Business has taken or contemplates taking any steps which could disrupt the business relationship of the Business with such customer or broker or could result in the diminution in the value of the business of the Business with such customer or broker or could result in the diminution in the value of the Business.

III.19 Environmental Matters. Except as set forth in Exhibit 3.19, no real property now or previously owned or used by Seller in the Business or now or previously leased by Seller for the Business or relating to the Assets or the Business (the "Property") has been used by Seller or any affiliate of Seller or, to the knowledge of Seller, any other party, for the handling, treatment, storage or disposal into the environment of any Hazardous Substance (as hereinafter defined). Except as set forth in Exhibit 3.19, no release, discharge, spillage or disposal of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Property resulting from any action or inaction of Seller or any affiliate of Seller or, to the knowledge of Seller, any other party. Except as set forth in Exhibit 3.19, Seller has complied with all reporting requirements under any applicable federal, state or local environmental laws and permits as they relate to the Assets or the Business, and there are no existing violations by Seller of any such environmental laws or permits. Except as set forth in Exhibit 3.19, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or contamination of soil, water or air by any Hazardous Substance pending or threatened with respect to the Property or otherwise against Seller or any affiliate of Seller in any court or before any state, federal or other governmental agency or private arbitration tribunal and there is no basis for any such claim, action, suit, proceeding or investigation. There are no underground storage tanks on the Property for which Seller or any affiliate of Seller may be held to be or have been the owner or operator. No building or other improvement included in the Property for which Seller or any affiliate of Seller may be held legally responsible contains any asbestos or any asbestos-containing materials, and such buildings and improvements are free from radon contamination. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree regulation including, without limitations, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act, 49 U.S.C. section 1801 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA"), and petroleum, petroleum products and oil.

III.20 Insurance. Set forth in Exhibit 3.20 is a complete list of all insurance policies which Seller currently maintains or that Seller has maintained and for which a claim can still be made thereunder with respect to the Business. Except as set forth in Exhibit 3.20, such policies are in full force and effect and no event has occurred which would give any insurance carrier a right to terminate any such policy. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Assets and the Business are exposed, up to usual and customary limits of such coverage.

III.21 Related Party Relationships. Except as set forth in Exhibit 3.21, neither Shareholder nor any officer or director of Seller possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of Seller with respect to the Business (except as a stockholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market), other than that relationship that has existed between Shareholder, Seller
(including each wholly owned subsidiary of Seller) and any officer or director thereof with all or any one of the medical practices managed by it.

III.22 Antitrust Matters. Seller has conducted and is conducting the Business in compliance with all federal and state antitrust and trade regulation laws, statutes, rules and regulations, including without limitation, the Sherman Act, the Clayton Act, the Robinson Patman Act, the Federal Trade Commission Act, state laws patterned after any of the above, all laws forbidding price-fixing, collusion, or bid-rigging, and rules above. With respect to any of the foregoing, Seller is not presently directly or indirectly involved with, charged with, or under any governmental investigation with respect to, and there is no basis or grounds for, any charge, claim, investigation, suit, action, proceeding or any actual or alleged violation of any such law, statute, rule or regulation.

III.23 Suppliers. Attached hereto as Exhibit 3.23 is a complete and correct list of all persons, partnerships, corporations, or entities from which Seller has purchased any supplies relating to the Business within the last twelve (12) months with a book value in excess of $1,000.00, along with their respective addresses and telephone numbers. Seller has not received any notices indicating, and neither Seller nor Shareholder has reason to believe, that any supplier of the Business has taken or contemplates any steps which could disrupt the business relationship of Seller with said supplier or could result in the diminution in the value of the Business as a going concern;

III.24 Exhibits. All Exhibits attached hereto are true, correct and complete as of the date of this Agreement, and will be true, correct and complete as of the Closing, except to the extent that such Exhibits may be untrue, incorrect or incomplete due to changes occurring due to the operation of the Business in the ordinary course. Matters disclosed on each Exhibit shall be deemed disclosed only for purposes of the matters to be disclosed in such Exhibit and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

III.25 Disclosure and Absence of Undisclosed Liabilities. This Agreement and the Exhibits hereto disclose all facts material to the Assets and the Business. No representation or statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished to Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

IV0 SECURITIES LAWS.

IV.1 No Registration Statement Required. Seller and Shareholder represent that they understand that the Promissory Note to be issued and delivered pursuant to the provisions of this Agreement will not be registered under the 1933 Act, or under Georgia or any other applicable "Blue-Sky" laws, in reliance upon the exemptions contained in the 1933 Act and the General Rules and Regulations under the 1933 Act promulgated by the SEC.

IV.2 Investment Letter of Seller and Shareholder. Seller and Shareholder each represent, warrant and covenant to and with Purchaser that the Promissory Note to be issued and delivered pursuant to the provisions of this Agreement will be, when issued and delivered, acquired by Seller for investment for its own account and not with a view to the subsequent resale or other distribution thereof, except within the limitations prescribed under the Rules and Regulations under the 1933 Act, or in some other manner which will not violate the registration requirements of the 1933 Act or any applicable "Blue-Sky" laws, and Seller agrees to execute and deliver to Purchaser on the Closing Date, a letter substantially in the form of Exhibit 4.2(a) attached hereto, dated as of such Closing Date, to such effect; provided, however, in the event Seller desires to transfer the Promissory Note to an affiliate, in liquidation or otherwise, it shall obtain a letter, substantially in the form of Exhibit 4.2(b) attached hereto, dated as of the proposed effective date of such transfer, from each such transferee as a condition to such transfer.
Notwithstanding, the Promissory Note may be transferred to any company directly or indirectly wholly owned by Seller or to any company that directly or indirectly wholly owns Seller (an "affiliate"), provided that such affiliate executes and delivers to Purchaser a letter substantially in the form of Exhibit 4.2(b).

IV.3   Conditions Precedent to Transfer of the Promissory Note.
Seller and Shareholder understand, consent, and agree that transfer of the Promissory Note received by Seller under this Agreement, including the proposed transfer in liquidation of Seller described in Section
4.2 but not including a proposed transfer to an affiliate described in
Section 4.2,, will be permitted or allowed only when:

IV.3.1 such request for transfer is accompanied by an opinion of counsel satisfactory to Purchaser, which satisfaction will not be unreasonably denied, to the effect that neither the sale nor the proposed transfer results in a violation of the 1933 Act or the Rules and Regulations thereunder or applicable "Blue-Sky" laws, or

IV.3.2 such request for transfer is accompanied by a "no-action" letter from the SEC and the applicable state securities regulatory agency with respect to the proposed transfer, or

IV.3.3 a Registration Statement under the 1933 Act and applicable
Blue-Sky laws is then in effect with respect to the Promissory Note is subject to the proposed transfer.

IV.4 Legend on the Promissory Note. The Promissory Note issued and delivered to Seller under this Agreement shall contain the following legend:

"THE SECURITIES ACT OF 1933 AND STATE SECURITIES LAWS

This Promissory Note has not been registered under the Securities Act of 1933, as amended, or under the securities laws of Georgia or any other state and cannot be sold or transferred unless (i) a Registration Statement under the Securities Act of 1933, as amended, and any applicable state securities laws is then in effect with respect to the securities represented hereby; or (ii) a written opinion from legal counsel reasonably acceptable to the issuer is obtained to the effect that an exemption from registration under the Securities Act of 1933, as amended, and any applicable state securities laws is available with respect to the proposed sale or transfer and that no such registration is required; or (iii) a no action letter or its then equivalent with respect to such sale or transfer has been issued by the Staff of the Securities and Exchange Commission and any applicable state securities governmental body; or
(iv) the transfer takes place between the Holder and (a) any company wholly owned by Holder or (b) any company which wholly owns Holder in compliance with the Agreement (defined below)."

V0 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to, and for the benefit of, Seller and Shareholder as follows:

V.1 Organization and Standing. Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada, and has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

V.2 Corporate Power and Authority. Purchaser has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Purchaser of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors (or executive committees thereof) of Purchaser. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

V.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the respective Articles of Incorporation, as amended, or respective Bylaws, as amended, of Purchaser, or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser is a party or is bound or by which their assets are affected.

V.4 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party, including, without limitation, any governmental or regulatory authority is required to be obtained or made by or with respect to Purchaser, in connection with the execution and delivery by Purchaser of this Agreement or any of the agreements, certificates or other documents delivered or to be delivered on or after the date hereof and at or prior to the Closing in connection with the transactions contemplated hereby.

V.5 Litigation. There is no suit, action, proceeding, claim or investigation pending or threatened against or affecting the right of Purchaser to consummate the transactions contemplated hereby, and there exists no basis or grounds, with respect to actions by Purchaser, for any such suit, action, proceeding, claim or investigation.

V.6 SEC Reports. Purchaser has made all filings, as amended, required by it to be made with the SEC (the "SEC Documents"). As of their respective dates, the SEC Documents, as amended, complied in all material respects with the requirements of the Securities Act of 1933 and Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents, as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller and Shareholder acknowledge that Purchaser has delivered to them a copy of Amendment 5 to Form 10-SB for the period ending December 31, 1999 and Form 10-QSB for the period ending March 31, 2000.

V.7 No Adverse Change. Since March 31, 2000, Purchaser has not suffered any material adverse change in its business, operations or financial conditions, and Purchaser has not become aware of any event or state of facts which may result in any such material adverse change.

VI0 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER TO CLOSE.

All of the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentations by, or breach of any covenant or warranty of, Seller or Shareholder contained in this Agreement or any other certificate or instrument furnished by Seller or Shareholder hereunder.

VI.1 Representations True at Closing. The representations and warranties made by Seller and Shareholder to Purchaser in this Agreement, the Exhibits hereto or any document or instrument delivered to Purchaser or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (except for changes contemplated by this Agreement).

VI.2 Covenants of Seller and Shareholder. Seller and Shareholder shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date and duly authorized officers of Seller and Shareholder shall deliver to Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section
6.1 hereof.

VI.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Assets or the Business, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Purchaser would make it inadvisable to consummate such transactions.

VI.4 Consents, Approvals and Waivers. Purchaser shall have received a true and correct copy of each and every consent, approval and waiver
(a) described in Section 2.8 hereof, or (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

VI.5 Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law.

VI.6 Absence of Changes. Since the date of the Interim Financial Statements, (a) Seller shall not have suffered any change in its financial condition, business, property or assets which adversely affects the Assets or the conduct of the Business, and (b) neither Seller nor Shareholder shall have permitted or suffered to occur any transaction or event described in Section 3.11 hereof which is not described in Exhibit 3.11 hereto.

VI.7 Covenants Not to Compete. Each of Seller and Shareholder shall have entered into a Covenant Not to Compete substantially in the forms of Exhibit 2.11.

VI.8 Results of Certain Investigations. Purchaser shall have completed, and been satisfied in its reasonable discretion with the results of, (i) legal and business investigations with respect to the operations of the Business and (ii) interviews of senior management personnel of the Business.

VI.9 Financing. The Bridge Loan has been funded pursuant to that certain Loan and Investment Agreement between Purchaser and Diligenti, Inc.


VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER AND
SHAREHOLDER TO CLOSE.

All of the obligations of Seller and Shareholder to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller and Shareholder for purposes of consummating such transactions but without prejudice to any other right or remedy which they may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement, or any certificate or instrument furnished by it hereunder.

VII.1 Representations True at Closing. The representations and warranties made by Purchaser in this Agreement to Seller and Shareholder or any document or instrument delivered to Seller, Shareholder or their representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

VII.2 Covenants of Purchaser. Purchaser shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and a duly authorized officer of Purchaser shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under
Section 7.1 above.

VII.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of Purchaser, if such action, proceedings, investigation, regulation or legislation, in the reasonable judgment of Seller or Shareholder would make it inadvisable to consummate same.



VII.4 Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities and all courts whose approvals are required by law.

VIII. CLOSING.

VIII.1 Time and Place of Closing and Effective Date.

VIII.1.1	The Closing shall be held at the offices of Jones, Day, Reavis
& Pogue, 3500 SunTrust Plaza, 303 Peachtree Street, N.E., Atlanta,
Georgia 30308-3242, commencing at 10:00 am, Eastern Time, on September
22, 2000, unless another place or date is agreed to in writing by Seller, Shareholder and Purchaser. The Closing shall be consummated by mail or facsimile with the offices of Jones, Day, Reavis & Pogue as clearinghouse for signature pages of documents, the delivery of which are required by this Article VII. Upon receipt of such signature pages and other documents required by Article VII, Jones, Day, Reavis
& Pogue will instruct Purchasers to effect delivery of the consideration as set forth in this Agreement. Within a reasonable time after the Closing, Jones, Day, Reavis & Pogue will forward executed duplicate originals of the documents described in this
Article VII to each of the parties.

VIII.2 Transactions at Closing. At the Closing, each of the following transactions shall occur:

VIII.2.1 Seller's and Shareholder's Performance. At the Closing, Seller and Shareholder shall deliver to Purchaser, the following:

(a0 such good and sufficient bills of sale, assignments, deeds and other good and sufficient instruments of sale, conveyance, transfer and assignment as shall be required or as may be appropriate in order to effectively invest in Purchaser good and marketable title to the Assets free and clear of all liens, security interests and encumbrances of whatever nature;

(b) the certificates of the duly authorized officers of Seller and Shareholder described in Section 6.2;

(c) copies of all consents, approvals, acknowledgments and waivers described in Sections 2.8 and Section 6.4, which have been obtained prior to Closing;

(d) satisfactory evidences of the approvals described in Section 6.5;

(e) certificates of compliance or certificates of good standing of Seller, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of its incorporation and any other jurisdiction which is set forth in Exhibit 3.1 hereto;

(f) certified copies of resolutions of the Board of Directors of Seller approving the transactions set forth in this Agreement;

(g) certified copies of resolutions of Shareholder of Seller approving the transactions set forth in this Agreement;

(h) certificate of incumbency for the officers of Seller who are executing this Agreement and the other documents contemplated hereunder;

(i) Accounts Receivable Billing and Collection Agreement executed by Seller and Shareholder, substantially in the form of Exhibit 2.10.

(j) Covenants Not to Compete executed by Seller and Shareholder, substantially in the forms of Exhibit 2.11;

(k) investment letter executed by Seller, substantially in the form of
Exhibit 4.2(a);

(l) copies of all books of account (excluding minute books and stock books of Seller), contracts, files and other data and documents pertaining to the Assets and Business (which may be delivered at the offices of the Business);

(m) non-interference by Seller and Shareholder with Purchaser's physical possession of the Assets where located; and



(n) such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller and Shareholder by this Agreement, at or prior to the Closing, as Purchaser, Purchaser or its counsel may reasonably require.

VIII.2.2 Performance by Purchaser. At the Closing, Purchaser shall deliver to Seller and Shareholder the following:

(a) cash, by cashier's check or wire transfer, in the amount to be paid at Closing, as set forth in Section 2.2;

(b) Promissory Note executed by Purchaser, substantially in the form of Exhibit 2.2;

(c) the certificate of the authorized officers described in Section
7.2;

(d) satisfactory evidence of the approvals described in Section 7.5;

(e) certificate of incumbency of the officers of Purchaser who are executing this Agreement and the other documents contemplated hereunder;

(f) executed Accounts Receivable Billing and Collection Agreement, substantially in the form of Exhibit 2.10;

(g) executed Covenants Not to Compete, substantially in the forms of
Exhibit 2.11;


(h) certified copy of resolutions of the Boards of Directors (or executive committees thereof) of Purchaser approving the transactions set forth in this Agreement; and

(i) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser by this Agreement at or before the Closing as Seller, Shareholder or their counsel may reasonably require.

IX. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

IX.1 Survival of Representations and Warranties of Seller and Shareholder. All representations, warranties, agreements, covenants and obligations made or undertaken by Seller and Shareholder in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and shall survive the Closing hereunder for the periods set forth in
Section 9.5 and shall not merge in the performance of any obligation by any party hereto. Seller and Shareholder, jointly and severally, agree to and shall indemnify and hold harmless Purchaser or any assignee of Purchaser at all times after the date of this Agreement from and against and in respect of, any liability, claim, deficiency, loss, damage, or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Purchaser arising from (i) any misrepresentation, or breach of any covenant or warranty of Seller or Shareholder contained in this Agreement or any exhibit, certificate or other instrument furnished or to be furnished by Seller or Shareholder hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach, (ii) any nonfulfillment of any agreement on the part of either of Seller or Shareholder under this Agreement or from any misrepresentation in or omission from, any certificate or other instrument furnished or to be furnished to Purchaser hereunder,
(iii) any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Assets or the Business from any matter or state of facts existing prior to Closing, regardless of whether it is disclosed on Exhibit 3.12, (iv) any claim or debt, obligation or liability which is not specifically assumed by Purchaser pursuant to this Agreement, (v) any matter regarding Hazardous Substances on any Leased Real Property or regarding any applicable federal, state or local environmental laws or permits pertaining to the Leased Real Property, regardless of whether it has been disclosed in the Exhibits hereto, (vi) any claim or right, or any alleged claim or right, of third persons by virtue of application of bulk sales laws or otherwise which may be asserted against any of the Assets, (vii) any Third Party Claim, or (viii) any claim against, or liability of, the Business that is of a nature that, if known at Closing, would have been required to have been disclosed pursuant to this Agreement. In addition to any other rights or remedies Purchaser may have, Purchaser shall be entitled to withhold from the payments due under the Promissory Note the amount of any and all liabilities, losses, damages, injuries, costs, expenses and counsel fees which it or Purchaser has sustained or which it reasonably believes it or Purchaser may sustain, and to offset from such withheld amount any amount ultimately determined to be due and owing to Purchaser by way of indemnification pursuant to this Section, and Purchaser shall not be liable for principal or interest under the Promissory Note on any amounts so set off. If the withholding of payments then due under the Promissory Note has been based on a reasonable belief of a future claim due to a specific allegation, Purchaser shall pay any such amount withheld which Purchaser has not offset pursuant to the preceding sentence, within one year of the giving of the written notification of such claim to Shareholder, unless a lawsuit, arbitration or administrative proceeding based on such claim shall have been commenced within said period and is then pending. If such a lawsuit, arbitration or administrative proceeding has commenced within said one year period, Purchaser shall pay within thirty days after a final determination under such lawsuit, arbitration or administrative proceeding, the difference, if any, between said withheld amount and the amount of any liability, loss, damage or injury actually sustained, if the withheld amount is larger. Any examination, inspection by audit of the properties, financial condition or other matters of Seller and the Business which is conducted pursuant to this Agreement shall in no way limit, affect or impair the ability of Purchaser to rely upon the representations, warranties, covenants and obligations of Seller and Shareholder set forth herein.

IX.2 Survival of Representations and Warranties of Purchaser. All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Seller and Shareholder and shall survive the Closing hereunder for a period of thirty-six (36) months and shall not merge in the performance of any obligation by any party hereto. Purchaser agrees to and shall indemnify and hold harmless Seller and Shareholder at all times after the date of this Agreement from and against and in respect of, any liability, claim, deficiency, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Seller or Shareholder arising from (i) any misrepresentation, or breach of any covenant or warranty of Purchaser contained in this Agreement or any certificate or other instrument furnished or to be furnished by Purchaser hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach,
(ii) Purchaser's use of the name "U.S. HealthWorks" or any derivative thereof, whether or not in compliance with Section 2.1.4, or (iii) any nonfulfillment of any agreement on the part of Purchaser under this Agreement or from any misrepresentation in or omission from, any certificate or other instrument furnished or to be furnished to Seller or Shareholder hereunder.

IX.3 Minimum Aggregate Liability Amount. Purchaser agrees not to seek recourse against, and shall not recover from, Seller or Shareholder under this Article IX on account of any liability, loss, damage, injury or claim until the aggregate amount thereof exceeds Sixty Two Thousand Five Hundred Dollars ($62,500.00) (the "Minimum Aggregate Liability Amount"), at which time claims may be asserted for the Minimum Aggregate Liability Amount and amounts in excess of the Minimum Aggregate Liability Amount. Notwithstanding the foregoing, there shall be no Minimum Aggregate Liability Amount for, and the Minimum Aggregate Liability Amount shall not be charged for or reduced by, any liability, loss, damage, injury or claim resulting from the covenants, representations and warranties contained in the provisions of Sections 3.1, 3.2, 3.3, 3.6, 3.19, 12.2 or 12.5 or from a breach of the covenants contained in Section 2.6.1 to the extent it pertains to the making of a payment described in Sections 3.11.8 and 3.11.9 or from a Third Party Claim or by any claim for indemnity under Section 9.1(iv).

IX.4  Notification and Defense of Claims.

IX.4.1 Third Party Claims.

IX.4.1.1 Notification and Defense Rights.

(a) If any party to this Agreement (an "Indemnitee") receives written notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement (a "Third Party Claim") against or affecting such Indemnitee, and if such assertion were presumed to be true (regardless of the actual outcome) then the other party or parties could be obligated to provide indemnification under this Agreement (an "Indemnifying Party"), then such Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than thirty (30) calendar days after receipt of such written notice of such Third Party Claim. However, if it is reasonably determined by the Indemnitee that immediate action is required to address a condition giving rise to a Third Party Claim, the Indemnitee is authorized to take immediate action without prior notice, and thereafter give notice to the Indemnifying Party as soon as practicable. In such event the Indemnitee shall be entitled to recover from the Indemnifying Party to the extent the Indemnifying Party is liable for indemnification hereunder.

(b) Failure of the Indemnitee to give the notice described in subsection (a) above shall not relieve the Indemnifying Party from any liability which it may have on account of indemnification or otherwise, except to the extent that the Indemnifying Party is prejudiced thereby.

(c) If (i) the Indemnifying Party admits in the Notice to Defend (defined below) its obligation to indemnify the Indemnitee for the Third Party Claim and (ii) in the case where the Shareholder is the Indemnifying Party, the amount outstanding on the Promissory Note at the time of the filing of such a Third Party Claim is at least equal to the amount alleged owing in such Third Party Claim, then in such event, the Indemnifying Party will have the sole right to control the defense of such Third Party Claim at such Indemnifying Party's sole expense by Indemnifying Party's own counsel (which counsel must be reasonably satisfactory to the Indemnitee), by giving written notice to the Indemnitee (the "Notice to Defend") no later than twenty (20) calendar days after receipt of the above-described notice of such Third Party Claim.

(d) In all circumstances other than that described in subsection (c) above, the Indemnifying Party may participate in (but not control) the defense if it gives the Notice to Defend within such twenty-day period, and the Indemnitee also will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing; provided, however, that the Indemnitee shall have the sole right to make any significant decisions with respect to the defense of such Third Party Claim except as to the settlement or compromise of such Third Party Claim, which shall be subject to the provisions of
Section 9.4.1.2.

(e) During the period prior to receiving the Notice to Defend, the Indemnitee can proceed to defend the claim, action or proceeding and the Indemnitee shall be entitled to recover from the Indemnifying
Party to the extent the Indemnifying Party is liable for indemnification hereunder.

(f) Notwithstanding anything in this Section 9.4.1.1 to the contrary, the Indemnifying Party shall not be entitled to participate in, and the Indemnitee shall be entitled to sole and absolute control over the defense, compromise or settlement of, any claim to the extent that the claim seeks an injunction or other similar equitable or nonmonetary relief against the Indemnitee.

(g) If the Indemnitee does not receive a Notice to Defend with respect to a Third Party Claim within the twenty day period described in subsection (c) above, the Indemnitee may, at its option, solely defend the Third Party Claim assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs and expenses, and all settlement amounts (subject to and in accordance with Section 9.4.1.2), but only to the extent the Indemnifying Party is liable for indemnification hereunder.

IX.4.1.2 Settlement.

(a) In the circumstances described in Section 9.4.1.1(c) where the Indemnifying Party has the sole right to control the defense of the Third Party Claim, the Indemnifying Party shall have the sole right to settle such claim. Furthermore, in the circumstances described in
Section 9.4.1.1(f), the Indemnitee shall have the sole right to settle a Third Party Claim to the extent provided in such Section.

(b) In all other circumstances, if there is a dispute between the Indemnifying Party and Indemnitee concerning whether a Third Party Claim should be contested, settled or compromised, it shall be settled, compromised or contested, in accordance with the next succeeding subsections of this Section 9.4.1.2; provided, however, that the Indemnitee, or its respective successors or assigns, shall neither be required to refrain from paying or satisfying any claim which the Indemnifying Party has not acknowledged in writing its obligations to indemnify the Indemnitee, or which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnifying Party, nor shall the Indemnitee be required to refrain from paying or satisfying any Third Party Claim after and to the extent that such Third Party Claim has resulted in an unstayed injunction or other similar equitable relief against the Indemnitee or in an imposition of a lien upon any of the properties or assets then held by the Indemnitee or its respective successors and assigns (unless such claim shall have been discharged or enforcement thereof stayed by the filing of a legally permitted bond by the Indemnifying Party or otherwise, at its sole expense), or result in a breach or default in a license, lease or other contract by which any of them is bound, or would materially adversely affect their respective assets, businesses or financial condition.

(c) Subject to subsection (b), in the event that the Indemnifying Party, on the one hand, or the Indemnitee, on the other hand, has reached a good faith, bona fide settlement agreement or compromise, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise, such party who desires to so settle or compromise shall notify the other party in writing of its desire setting forth the terms of such settlement or compromise (the "Notice of Settlement").

(d) The Third Party Claim may be settled or compromised on the basis set forth in the Notice of Settlement unless within twenty (20) days of the receipt of the Notice of Settlement the party who issued the Notice of Settlement receives a notice from the other party of its desire to continue to contest the matter (the "Notice to Contest") and, in such case:

(i) Should the Indemnitee deliver a Notice to Contest, the claim shall be so contested and the liability of the Indemnifying Party shall be limited as provided in subsection (iii) below.

(ii) If the settlement or compromise could result in a claim for indemnification being made against the Indemnifying Party and if the Indemnifying Party delivers the Notice to Contest, the claim shall be so contested and the liability of the Indemnitee shall be limited as provided in subsection (iii) below.

(iii) If a matter is contested as provided in subsections (i) or (ii) above and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which one party desired previously to settle the matter as set forth in the Notice of Settlement, then the liability of such party shall be limited to such lesser proposed settlement amount and the party contesting the matter shall be solely responsible for the amount in excess of such lesser proposed settlement amount and without regard to any minimum restriction on liability described in the Agreement.

(e) For an Indemnifying Party's Notice to Contest to be effective, it must also state that the Indemnifying Party acknowledges and agrees that it shall be obligated to indemnify the Indemnitee for any amount in excess of the lesser proposed settlement amount as described in subsection (d)(iii) above.

(f) The Indemnifying Party hereby expressly waives and renounces any and all rights to make a claim against the Indemnitee or its respective directors, officers, agents and employees based upon a right or claim of any Third Party to which it may become subrogated as a result of making any payment for indemnification hereunder except to the extent that such waiver adversely affects any rights of subrogation of an insurer under an applicable insurance policy; provided however, nothing herein is intended to constitute a waiver by the Indemnifying Party of any rights of subrogation to which it may be entitled against persons other than those described herein.

IX.5 Survival Period For Indemnification Claims Against Seller and Shareholder. A claim for indemnification based on the covenants, representations and warranties contained in the provisions of Sections 3.1, 3.2, 3.3, 3.6, 3.11.8, 3.11.9, 3.19, 12.2 or 12.5 or from a breach of the covenants contained in Section 2.6.1 to the extent it pertains to the making of a payment described in Sections 3.11.8 and
3.11.9 or from a Third Party Claim or a claim for indemnity under
Section 9.1(iv) shall survive for the longest period available under applicable laws and may be made at any time. Except for such claims, a claim for indemnification hereunder shall be forever barred unless made by notifying the Seller and Shareholder (a) in the case of a claim based upon a tax liability of the Seller (including, without limitation, any claim based upon an assertion that any of the previously filed tax returns of the Seller are inaccurate or incomplete), within the statutory period of limitations under the applicable tax statute, unless such claim in raised by the taxing authority by way of an offset against any claim or suit for refund or is allowed to be assessed after the expiration of the applicable statute of limitations pursuant to a validly executed waiver or extension thereof or pursuant to the mitigation provisions contained in the Code, in which case a claim may be made within one (1) year after such offset or assessment, or (b) in all other cases, within thirty-six (36) months after the Closing Date.

X. TAX EFFECT OF THE TRANSACTION.

Neither Purchaser, Seller nor Shareholder have made nor do any of them make herein any representation or warranty as to the tax consequences of the transactions contemplated or provided for herein to any party hereto. It is understood and agreed that each party has looked to its own advisors for advice and counsel as to such tax effects.

XI.TERMINATION.

XI.1 Method of Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser and by Seller and Shareholder in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

XI.1.1 By the mutual consent of Shareholder and the Boards of Directors of Seller and Purchaser, notwithstanding prior approval by Shareholder of any or all of such corporations;

XI.1.2 By Shareholder and Seller after September 22, 2000, if any of the conditions set forth in Article VII hereof, to which their obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of any of them; or

XI.1.3 By Purchaser after September 22, 2000, if any of the conditions set forth in Article VI hereof, to which the obligations of Purchaser is subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser.

XI.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.1.1 hereof, each party shall pay the direct costs and expenses actually incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any other termination, the parties shall retain any and all rights incident to a breach of any covenant, representation or warranty made hereunder.

XI.3 Risk of Loss. Seller and Shareholder assume all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Closing. If the condemnation, destruction, loss or damage is such that the Business is interrupted or curtailed or the Assets are materially adversely affected, then Purchaser shall have the right to terminate this Agreement. If the condemnation, destruction, loss, or damage is such that the Business is neither interrupted nor curtailed nor the Assets materially adversely affected, or if the Business is interrupted or curtailed or the Assets are materially adversely affected, and each of Purchaser nevertheless forgoes the right to terminate this Agreement, the purchase price shall be adjusted at the Closing to reflect such condemnation, destruction, loss, or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage, and if Purchaser, on the one hand, and Seller and Shareholder, on the other hand, are unable to agree upon the amount of such adjustment, the dispute shall be resolved jointly by the independent accounting firms then employed by Purchaser and Seller, and if said accounting firms do not agree, they shall appoint a nationally recognized accounting firm, whose determination of the dispute shall be final and binding.

XII. GENERAL PROVISIONS.

XII.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similarly recognized overnight delivery service with receipt acknowledged, addressed as follows:

XII.1.1   If to Seller or Shareholder:

U.S. HealthWorks, Inc.
3655 North Point Parkway, Suite 150
Alpharetta, GA 30005
Attention: Mr. Richard Kampa

and to:

U.S. HealthWorks, Inc.
3655 North Point Parkway, Suite 150
Alpharetta, GA 30005
Attention: General Counsel

XII.1.2   If to Purchaser:

Healthcomp Evaluation Services Corporation
2001 Siesta Drive, Suite 302
Sarasota, FL 34239
Attn: David W. Nabors, Senior Vice President

and to:

Jones, Day, Reavis & Pogue
3500 SunTrust Plaza
303 Peachtree Street, N.E.
Atlanta, Georgia 30308-3242
Attention:  Barry J. Stein, Esq.

XII.1.3 If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this
Section 12 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction, or document in the United States mails or the delivery to the overnight delivery service.

XII.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.1.

XII.2 Brokers.

XII.2.1 Seller and Shareholder, jointly and severally, represent and warrant to Purchaser that no investment banker, broker or finder has acted for it or them, in connection with this Agreement or any of the transactions contemplated hereby. Seller and Shareholder, jointly and severally agree to indemnify and hold harmless Purchaser from and against any fee, claim, loss, or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by it or them.

XII.2.2 Purchaser represents and warrants to Seller and Shareholder that it has not retained any investment banker, broker or finder in connection with this Agreement or any of the transactions contemplated hereby. Purchaser agrees to indemnify and hold harmless Seller and Shareholder from and against any fee, claim, loss, or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by it.



XII.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

XII.4 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

XII.5 Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of brokers, agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. All such fees and expenses of Seller shall be borne either by Shareholder or by Seller from proceeds from the sale of the Assets hereunder or from funds not included in the Assets. In no event shall Assets to be purchased by Purchaser be utilized for or be reduced by the payment of any such fees or expenses. Seller and Shareholder hereby, jointly and severally, represent and warrant that no such fees or expenses have been paid by Seller from any Assets prior to the date of this Agreement, and hereby, jointly and severally, covenant that Seller will not so pay any such fees or expenses from Assets prior to the Closing.

XII.6 Nondisclosure of Terms.

XII.6.1 Seller and Shareholder, jointly and severally, represent and warrant that prior to the execution hereof they have not disclosed any of the terms, conditions, obligations or matters contained in or relating to this Agreement and the transactions contemplated herein, and Seller and Shareholder, jointly and severally, covenant and agree that following the execution of this Agreement, it and they shall not disclose to any person, individual or entity any of such terms, conditions or matters and to keep the same confidential, regardless of whether the Closing occurs.

XII.6.2 In the event that Purchaser proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, Purchaser shall provide a copy of such disclosure to Seller and Shareholder and shall afford Seller and Shareholder reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure, except that Purchaser shall have the right to make any public disclosure without such provision to Seller and Shareholder which its counsel advises is required by law.

XII.7 Materiality. When an item in this Agreement is characterized as "material," such item shall be deemed "material" even though individually it may not be material, or even though the individual adverse effect on the Assets or the Business may not be material, if the liability, loss, damage or injury (including all reasonable costs and expenses related thereto) arising from any misrepresentation or other breach under this Agreement in connection with such item and any other item or items (regardless of their characterization as material) are in the aggregate material. Once all such items in the aggregate are so deemed material, thereafter any liability, loss, damage or injury (and related expenses) arising from any misrepresentation or breach in connection with any item shall be deemed material and shall be deemed to have a material adverse effect on the Assets or the Business.

XII.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

XII.9 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.



XII.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein except for the letter concerning consents and regarding the Acquisition Agreement, which letter is dated September 15, 2000. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

XII.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

XII.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XII.13 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

XII.14 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

XII.15   Time of Essence.  Time is of the essence in this Agreement.


**********
IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

HEALTHCOMP EVALUATION SERVICES CORPORATION
("Purchaser")

By:___________________________
Name:    Thomas M. Hartnett
Title:   Senior Vice President and Secretary and Treasurer

U.S. HEALTHWORKS HOLDING COMPANY, INC.
("Seller")

By:___________________________
Name:   Ron Clark
Title:   Chief Financial Officer

U.S. HEALTHWORKS, INC.
("Shareholder")

By:____________________________
Name:  Richard Kampa
Title:  Chief Executive Officer


LIST OF EXHIBITS


EXHIBITS

2.1.3   List of Assets and Contracts Not Included in Assets Being
Sold.

2.2   Form of Promissory Note.

2.6.3   List of Bank Accounts, Safe Deposit Boxes and Powers of
Attorney.

2.9.1   Employees of the Business not Offered Employment by
Purchasers.

2.10   Form of Accounts Receivable Billing and Collection Agreement.

2.11   Form of Covenant Not to Compete.

3.1(a)   List of Jurisdictions Where There is Good Standing Status.

3.2   Articles of Incorporation and Bylaws.

3.4   List of Equity Investments.

3.5.1   1998 and 1999 Financial Statements and Interim Financial
Statements.

3.5.2   List of Liabilities not disclosed in the Financial Statements.

3.7.1.1  Fixed Assets and Depreciation Schedules.

3.7.1.3   List of Leased Assets - other than Leased Real Property.

3.7.1.7   Inventory - Not Readily Useable or Salable.

3.7.2.3   List of Leased Real Property.

3.7.2.9   List of Permits.

3.8   List of Indebtedness.

3.10   List of Consent Requirements.

3.11   List of Changes.

3.12   List of Litigation.

3.13   List of Licenses and Permits.

3.14   List of Contracts.

3.15.1   List of Trademarks, Trade Names, Service Marks, Service
Names, Etc.

3.15.2   Lists of Seller's Software.

3.16 List of Employees, Independent Contractors, Salaries, Rates, Salary Increase Guidelines and Labor Matters.

3.17   List of Benefit Plans.

3.18 List of Customers and Brokers, Addresses, Telephone Numbers and Principal Person of Contact and List of Problems with Customers.

3.19   List of Environmental Matters.

3.20   List of Insurance Matters.

3.21   List of Related Party Relationships.

3.23   List of Suppliers.

4.2(a)  Form of Investment Letter for Seller.

4.2(b)  Form of Investment Letter for Transferee.